Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Net income reported at $3.8 million, or $0.28 per diluted share, on revenue of $50.1 million

BOULDER, Colo. — October 30, 2012 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM) today reported financial results for its third quarter and nine-month period ended September 30, 2012.

Third quarter sales were $50.1 million, down 9% from $54.9 million in last year’s third quarter, but a sequential increase of 3% versus second quarter sales of $48.7 million.  The anticipated quarter-over-quarter decline was principally due to an 11% downturn in clad plate sales resulting from the timing of shipments out of DMC’s explosion welding order backlog, and a 4% decline in Oilfield Products sales, which were negatively impacted by the decline in the North American oil and gas drilling activity.

Third quarter gross margin increased to 31%, higher than the forecast 29%, and an improvement from 27% reported in last year’s third quarter and 29% achieved in the second quarter.  The increase primarily resulted from a more favorable product mix and stronger pricing environment at the Nobelclad explosion-welding segment.

Operating income was $5.2 million, down 9% from $5.7 million in last year’s third quarter but up 41% from $3.7 million in the second quarter.  Net income was $3.8 million, or $0.28 per diluted share, down 12% from net income of $4.3 million, or $0.32 per diluted share, in the year-ago third quarter.  Net income was up 42% versus net income of $2.7 million, or $0.20 per diluted share, reported in the second quarter.

Adjusted EBITDA was $9.0 million, down 6% from $9.6 million in last year’s third quarter and an increase of 20% from second quarter adjusted EBITDA of $7.5 million.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

The DMC Nobelclad explosion-welding segment reported sales of $29.8 million, down 11% from sales of $33.4 million in the third quarter last year.  Operating income was $5.5 million, up 19% from $4.6 million in the comparable year-ago quarter.  Adjusted EBITDA increased 12% to $6.8 million from $6.1 million in the 2011 third quarter. The segment closed the quarter with an order backlog of $48 million versus the $57 million backlog at the end of the second quarter.

Oilfield Products

Sales at DMC’s Oilfield Products segment were $18.0 million, down 4% from $18.8 million in last year’s third quarter. Operating income decreased 39% to $1.1 million from $1.9 million in same quarter a year ago, while adjusted EBITDA was down 22% to $2.6 million from $3.3 million in the 2011 third quarter.

AMK Welding

DMC’s AMK Welding segment reported third quarter sales of $2.3 million, down 14% from $2.7 million in the prior year’s third quarter. The segment reported operating income of $386,000 compared with $572,000 in the same quarter of 2011.  Adjusted EBITDA was $524,000 versus $710,000 in the prior-year third quarter.

Nine-Month Results

Sales for the nine-month period were $149.0 million, down 4% from sales of $154.6 million in the same period of 2011. Gross margin improved to 29% from 26% in the prior year’s nine-month period. Operating income was $12.9 million versus $13.1 million, while net income was $8.8 million, or $0.65 per diluted share, versus $8.9 million, or $0.67 per diluted share, at the nine-month mark a year ago. Adjusted EBITDA increased to $24.5 million from $24.1 million in the 2011 nine-month period.  Cash flow from operations increased to $12.5 million from $2.3 million during the first nine months of 2011.

The Explosive Metalworking segment reported nine-month sales of $84.7 million, down 11% from sales of $95.2 million in the comparable prior-year period.  Operating income improved 12% to $13.1 million from $11.8 million in the same year-ago period, while adjusted EBITDA increased 7% to $17.3 million from $16.2 million.

Nine-month sales at DMC’s Oilfield Products segment increased 12% to $57.9 million from $51.6 million in the 2011 nine-month period.  The segment reported nine-month operating income of $4.9 million, up 23% from $4.0 million in the comparable prior-year period.  Adjusted EBITDA improved 17% to $9.1 million from $7.7 million in the year-ago period.

AMK Welding recorded sales at the nine-month mark of $6.4 million, down 18% from $7.8 million through the first nine months of 2011. Operating income was $463,000 versus $1.7 million in the prior year’s nine-month period, while adjusted EBITDA was $850,000 compared with $2.1 million.

Management Commentary

“Third quarter sales met our forecasts, and our improved gross margin led to a bottom-line performance that was stronger than anticipated,” said Yvon Cariou, president and CEO.  “The more favorable product mix at our Nobelclad explosion welding business, as well as the improved clad-plate pricing environment and sustained demand from the chemical sector all helped drive our gross margin improvement.”

Cariou added, “The inconsistent pace of the global economic recovery and shifting capital spending trends in our industrial end markets continued to result in uneven explosion welding bookings, as well as a sequential decrease in our order backlog.  Fortunately, we have not seen any letup in quoting activity, and our roster of prospective explosion welding orders continues to include an extensive mix of large, global infrastructure projects.  As happened during this year’s first quarter when our explosion welding backlog climbed by 28%, we are optimistic that we will see a surge in orders as prospective projects transition into firm contracts.”

Cariou noted that the moderate decline in third quarter sales at DMC’s Oilfield Products segment was due primarily to the rig count decline in the United States and Canada.  “Our medium and long-range views of the oil and gas sector remain very positive, and we are working aggressively to strengthen our marketing, distribution and manufacturing capabilities in strategic markets such as the United States and Russia.  We are making enhancements to our DYNAenergetics leadership structure, and remain on schedule with the build out of our new shaped charge production facilities in Siberia and Texas.

“At AMK Welding, we have seen a strong rebound in demand from the aerospace market, which is helping offset the decline in ground power revenue as we continue to wind down work on a multi-year gas turbine project.   We also are making continued headway with prospective new customers in the ground power and oil and gas sectors, and remain confident 2013 will be a much improved year for AMK.

“Subsequent to the close of the quarter, we reported on two key developments that build on DMC’s existing foundation.  We recently announced that chief operating officer Kevin Longe will succeed me as president and CEO following my retirement next March.  He is laying out a very compelling vision for our future that leverages the Company’s competitive strengths and core competencies.  We also announced the unification of our global explosion welding businesses under our legacy Nobelclad brand, which is important as we move forward with our end-market development strategy and expansion program in Asia.  I believe these achievements effectively position the Company for the next chapter in its corporate evolution.”

Guidance

In light of recent order trends at DMC Nobelclad and the sales slowdown at Oilfield Products, management has adjusted the Company’s 2012 top-line forecast, which now anticipates a sales decline of 3% to 4% versus 2011 sales of $209 million.  Prior guidance predicted 2012 sales would be flat versus last year.  Full-year gross margin guidance remains at 29% to 30%, and the Company’s expected blended effective tax rate also is unchanged at 30% to 32%.

For the fourth quarter, sales should improve sequentially from the third quarter, but are expected to be 3% to 5% below 2011 fourth quarter sales of $54.3 million. Gross margin is expected to improve to approximately 29% from 27% in the fourth quarter last year.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days  and a telephonic replay will be available through November 6, 2012, by calling 877-660-6853 (201-612-7415 for international callers) and entering the passcode 401981.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, industrials and infrastructure markets through two core business segments — Explosive Metalworking and Oilfield Products — as well as a specialized industrial service provider, AMK Welding. The Explosive Metalworking segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. Oilfield Products is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells.  AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.com.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for fourth quarter and full-year 2012 sales, margins and tax rates, expectations regarding our global growth initiatives and anticipated explosion welding backlog growth and the other prospects we are pursuing at each of our three business segments.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute upon international growth opportunities; the success of planned senior leadership transition; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2011.

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DYNAMIC MATERIALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Dollars in Thousands, Except Share and Per Share Data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
NET SALES	$50,149	$54,890	$149,048	$154,630
COST OF PRODUCTS SOLD	34,800	40,058	105,383	114,023
Gross profit	15,349	14,832	43,665	40,607
COSTS AND EXPENSES:
General and administrative expenses	4,668	4,359	13,815	12,227
Selling and distribution expenses	4,011	3,359	12,330	10,997
Amortization of purchased intangible assets	1,520	1,448	4,584	4,324
Total costs and expenses	10,199	9,166	30,729	27,548
INCOME FROM OPERATIONS	5,150	5,666	12,936	13,059
OTHER INCOME (EXPENSE):
Other income (expense), net	180	(9)	390	(348)
Interest expense	(216)	(326)	(622)	(1,222)
Interest income	16	1	25	4
INCOME BEFORE INCOME TAXES	5,130	5,332	12,729	11,493
INCOME TAX PROVISION	1,373	1,072	3,882	2,637
NET INCOME	3,757	4,260	8,847	8,856
Less: Net income (loss) attributable to non-controlling interest	3	(13)	13	(36)
NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$3,754	$4,273	$8,834	$8,892
INCOME PER SHARE:
Basic	$0.28	$0.32	$0.65	$0.67
Diluted	$0.28	$0.32	$0.65	$0.67

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,212,246	13,065,397	13,204,086	13,060,009
Diluted	13,216,229	13,072,076	13,208,259	13,069,765

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.12	$0.12

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30,
	2012	December 31,
	(unaudited)	2011

ASSETS

Cash and cash equivalents	$11,381	$5,276
Accounts receivable, net	37,719	36,368
Inventories	49,961	43,218
Other current assets	5,854	6,327
Total current assets	104,915	91,189

Property, plant and equipment, net	49,993	41,402
Goodwill, net	36,637	37,507
Purchased intangible assets, net	42,701	42,054
Other long-term assets	1,587	1,274
Total assets	$235,833	$213,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$12,281	$14,753
Customer advances	1,355	1,918
Dividend payable	540	535
Accrued income taxes	557	780
Other current liabilities	10,756	10,158
Current debt obligations	67	1,166
Total current liabilities	25,556	29,310

Lines of credit	43,552	26,462
Long-term debt	72	118
Deferred tax liabilities	9,410	10,185
Other long-term liabilities	1,249	1,308
Stockholders’ equity	155,994	146,043
Total liabilities and stockholders’ equity	$235,833	$213,426

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(Dollars in Thousands)

(unaudited)

	2012
	(unaudited)	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,847	$8,856
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	4,121	4,183
Amortization of purchased intangible assets	4,584	4,324
Amortization of deferred debt issuance costs	96	261
Stock-based compensation	2,838	2,535
Deferred income tax benefit	(763)	(1,904)
(Gain) loss on disposal of property, plant and equipment	(32)	69
Change in working capital, net	(7,214)	(16,066)
Net cash provided by operating activities	12,477	2,258

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(10,526)	(4,364)
Acquisition of TRX Industries	(10,294)	—
Change in other non-current assets	152	20
Net cash used in investing activities	(20,668)	(4,344)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on lines of credit, net	17,087	3,999
Payments on long-term debt	(1,157)	(633)
Payments on capital lease obligations	(53)	(233)
Payment of dividends	(1,614)	(1,596)
Contribution from non-controlling stockholder	—	42
Net proceeds from issuance of common stock	98	99
Tax impact of stock-based compensation	(5)	(109)
Net cash provided by financing activities	14,356	1,569

EFFECTS OF EXCHANGE RATES ON CASH	(60)	61
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,105	(456)

CASH AND CASH EQUIVALENTS, beginning of the period	5,276	4,572
CASH AND CASH EQUIVALENTS, end of the period	$11,381	$4,116

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Explosive Metalworking	$29,771	$33,396	$84,680	$95,221
Oilfield Products	18,044	18,790	57,941	51,563
AMK Welding	2,334	2,704	6,427	7,846
Net sales	$50,149	$54,890	$149,048	$154,630

Explosive Metalworking	$5,451	$4,599	$13,138	$11,758
Oilfield Products	1,139	1,881	4,886	3,964
AMK Welding	386	572	463	1,742
Unallocated expenses	(1,826)	(1,386)	(5,551)	(4,405)
Income (loss) from operations	$5,150	$5,666	$12,936	$13,059

	For the three months ended September 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$5,451	$1,139	$386	$(1,826)	$5,150
Adjustments:
Net income attributable to non-controlling interest	—	(3)	—	—	(3)
Stock-based compensation	—	—	—	903	903
Depreciation	857	397	138		1,392
Amortization of purchased intangibles	500	1,020	—	—	1,520
Adjusted EBITDA	$6,808	$2,553	$524	$(923)	$8,962

	For the three months ended September 30, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$4,599	$1,881	$572	$(1,386)	$5,666
Adjustments:
Net loss attributable to non-controlling interest	—	13	—	—	13
Stock-based compensation	—	—	—	872	872
Depreciation	901	516	138	—	1,555
Amortization of purchased intangibles	565	883	—	—	1,448
Adjusted EBITDA	$6,065	$3,293	$710	$(514)	$9,554

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

(unaudited)

	For the nine months ended September 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$13,138	$4,886	$463	$(5,551)	$12,936
Adjustments:
Net income attributable to non-controlling interest	—	(13)	—	—	(13)
Stock-based compensation	—	—	—	2,838	2,838
Depreciation	2,601	1,133	387	—	4,121
Amortization of purchased intangibles	1,536	3,048	—	—	4,584
Adjusted EBITDA	$17,275	$9,054	$850	$(2,713)	$24,466

	For the nine months ended September 30, 2011
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$11,758	$3,964	$1,742	$(4,405)	$13,059
Adjustments:
Net loss attributable to non-controlling interest	—	36	—	—	36
Stock-based compensation	—	—	—	2,535	2,535
Depreciation	2,734	1,070	379	—	4,183
Amortization of purchased intangibles	1,685	2,639	—	—	4,324
Adjusted EBITDA	$16,177	$7,709	$2,121	$(1,870)	$24,137

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income attributable to DMC	$3,754	$4,273	$8,834	$8,892
Interest expense	216	326	622	1,222
Interest income	(16)	(1)	(25)	(4)
Provision for income taxes	1,373	1,072	3,882	2,637
Depreciation	1,392	1,555	4,121	4,183
Amortization of purchased intangible assets	1,520	1,448	4,584	4,324
EBITDA	8,239	8,673	22,018	21,254
Stock-based compensation	903	872	2,838	2,535
Other (income) expense, net	(180)	9	(390)	348
Adjusted EBITDA	$8,962	$9,554	$24,466	$24,137